FOR IMMEDIATE RELEASE	FOR IMMEDIATE RELEASE	FOR IMMEDIATE RELEASE

OAKMONT ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, NEW YORK, July 18, 2005 – Oakmont Acquisition Corp. (“Oakmont” or the “Company”) (OTC Bulletin Board: OMACU announced today that its initial public offering of 8,000,000 units was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $48,000,000 to the Company. Morgan Joseph & Co., Inc. acted as the lead manager and Wells Fargo Securities, LLC acted as the co-manager. A copy of the prospectus may be obtained from Morgan Joseph & Co., Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020.

Audited financial statements as of July 18, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Oakmont Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination in the industrial manufacturing and distribution sectors.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, which may be obtained from Morgan Joseph & Co., Inc., 600 Fifth Avenue, New York, New York 10020, telephone number (212) 218-3700, or Wells Fargo Securities, LLC, 600 California Street, San Francisco, CA 94108, telephone number (415) 645-0805.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.

For more information contact:

Robert J. Skandalaris Chief Executive Officer Oakmont Acquisition Corp. 33 Bloomfield Hills Parkway, Suite 240 Bloomfield Hills, MI 48304 (248) 594-0693	Michael C. Azar President Oakmont Acquisition Corp. 33 Bloomfield Hills Parkway, Suite 240 Bloomfield Hills, MI 48304 (248) 594-0693